Issuer Free Writing Prospectus
Filed Pursuant to Rule 433 under the Securities Act of
1933
Registration Statement No. 333-117470
Relating to Prospectus Supplement
Filed Pursuant to Rule 424(b)(5)
Centex Corporation
Pricing Term Sheet

Aggregate principal amount:	$500,000,000
Maturity:	May 1, 2016
Coupon:	6.500%
Price:	99.668% of face amount
Yield to maturity:	6.546%
Spread to Benchmark Treasury:	+143 basis points
Benchmark Treasury:	4.500% due 2/15/2016
Benchmark Treasury Yield:	5.116%
Interest Payment Dates:	May 1 and November 1, commencing November 1, 2006
Make-whole call:	At any time at a discount rate of Treasury plus
25 basis points
Settlement:	T+3: May 5, 2006
Ratings:	Baa2(Moody’s)/BBB(S&P)/BBB+(Fitch)
Proceeds to Centex before expenses:	$495,090,000
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Centex has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Centex has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, Centex, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or J.P. Morgan Securities Inc. collect at 212-834-4533.